Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Matthew E. Garth	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Reports Second Quarter 2010 Results

Highlights:

•	Income from continuing operations of $137 million or $0.13 per share; net income of $136 million or $0.13 per share.

•	Revenue of $5.2 billion, a six percent increase from the first quarter of 2010, primarily driven by higher volume.

•	EBITDA of $724 million — EBITDA Margin of 14.0 percent highest since third quarter 2008.

•	Free cash flow in the second quarter totaled $87 million.

•	Cash on hand of $1.34 billion.

•	Global aluminum consumption forecast raised from 10 to 12 percent on improved end-market demand.

NEW YORK, NY – July 12, 2010 – Alcoa (NYSE: AA) today announced second quarter 2010 income from continuing operations of $137 million or $0.13 per share compared with a first quarter 2010 loss from continuing operations of $194 million, or a loss of $0.19 per share. First quarter 2010 results included restructuring and special charges of $295 million, or $0.29 per share. The second quarter of 2009 showed a loss from continuing operations of $312 million, or $0.32 per share including restructuring charges.

Earnings for the second quarter improved $331 million sequentially as stronger volumes, productivity improvements, favorable currency and lower energy costs more than offset slightly lower average realized metal prices which declined $22 a metric ton, to an average of $2,309 a ton in the quarter.

The second quarter 2010 results reflect the impact of restructuring including job reductions and special items such as costs associated with the recently completed United Steelworkers contract negotiations, offset by non-cash, mark-to-market benefits on derivatives in several power contracts as well as a net discrete tax benefit. Taken together these items had a net unfavorable impact of $2 million in the quarter. First quarter 2010 results included restructuring and special charges of $295 million or $0.29 per share.

Revenues for the quarter were $5.2 billion, a six percent increase from the first quarter of 2010 driven by a four percent increase in aluminum shipments and a one percent increase in third-party prices for alumina, partially offset by a one percent decrease in realized prices for aluminum. In many markets we saw strong revenue growth from the previous quarter with packaging (+17%), commercial transportation (+10%), building and construction (+9%), distribution (+5%), industrial gas turbines (+5%) and aerospace (+5%) realizing gains. Revenues increased 22 percent from $4.2 billion in the second quarter of 2009.

“We improved profits and revenues and maintained our solid cash position,” said Klaus Kleinfeld, Alcoa Chairman and CEO. “The top and bottom line growth was driven by higher volumes from stronger end markets and continued gains from our productivity programs. Based on this improved end-market demand, we are raising our projection for aluminum consumption from 10 percent to 12 percent this year.

“Prospects for Alcoa and aluminum continue to be excellent,” Kleinfeld said. “Aluminum is traditionally a backbone of growing economies and is penetrating new applications every day. Alcoa has enviable positions in bauxite, alumina and aluminum and our investments will move us further down the cost curve. Meanwhile, our mid- and downstream businesses continue to improve margins.”

Alcoa continued to produce strong results in its cash sustainability program. After the first six months of 2010, the Company is tracking toward its expanded goals for 2010, including: $1.4 billion of the targeted $2.5 billion in procurement savings; $311 million of the targeted $500 million in annual overhead reduction savings; days of working capital at 42, a six-day improvement from the same period last year; and $514 million toward the targeted $1.25 billion in capital spending. The capital spending includes the Company’s investment in the Ma’aden/Alcoa joint venture in Saudi Arabia, which will create the world’s lowest-cost aluminum complex, including a mine, refinery, smelter and rolling mill.

Cash sustainability efforts helped improve the cost of goods sold as a percentage of sales by 90 basis points to 81.2 percent from 82.1 percent in the first quarter of 2010. EBITDA for the second quarter 2010 was $724 million. The Company’s second quarter 2010 EBITDA margin of 14.0 percent was the highest since third quarter 2008.

Net income for the second quarter 2010 was $136 million or $0.13 per share compared with a net loss of $201 million, or a loss of $0.20 per share in the first quarter of 2010, which includes the previously mentioned restructuring and special items. The second quarter of 2009 showed a net loss of $454 million, or $0.47 per share, including restructuring charges.

Free cash flow in the second quarter of 2010 totaled $87 million. In the quarter, the Company ended several accounts receivable sales programs, which resulted in an unfavorable working capital impact of approximately $260 million and held free cash flow back from even stronger performance.

Debt-to-capital at the end of the second quarter 2010 stands at 38.4 percent, 130 basis points lower than the second quarter of 2009. Overall debt decreased $465 million from the second quarter of 2009. Cash on hand at the end of the second quarter of 2010 was $1.34 billion.

Revenues for the first half of 2010 were $10.1 billion, and results from continuing operations showed a loss of $57 million, or $0.06 per share. The first half of 2010 showed a net loss of $65 million, or $0.06 per share.

Segment Results

Alumina

After-tax operating income (ATOI) in the second quarter was $94 million, an increase of $22 million compared with first quarter ATOI of $72 million. Higher production and a one percent increase in realized price, along with favorable currency and productivity benefits, were partially offset by commissioning issues at the Sao Luis refinery. Alumina production in the second quarter increased 24 thousand metric tons (kmt) to 3,890 kmt as increases across our global system more than offset declines at Sao Luis.

Primary Metals

ATOI in the second quarter was $109 million, a decrease of $14 million from the first quarter. Lower LME prices and higher LME-linked costs, primarily energy, were partially offset by favorable currency, non-LME-linked energy benefits and continued productivity gains. Litigation related to a power contract at the Rockdale smelter and the associated legal costs negatively impacted results by $10 million. Also in the quarter, the Fusina smelter was fully curtailed and the Aviles smelter was forced to halt operations due to flooding. Primary metal production for the quarter increased 4 kmt to 893 kmt and buy/resell activity totaled 68 kmt.

Flat-Rolled Products

ATOI in the second quarter was $71 million, a sequential increase of $41 million. Higher volumes in Russia, China and North America, and continued productivity gains were partially offset by lower prices. In the quarter, the Russia operations benefited from improving market conditions and a lower cost structure to generate positive ATOI.

Engineered Products and Solutions

ATOI in the second quarter was $107 million, up 32 percent while sales rose four percent. Higher volumes in the aerospace, building & construction and commercial vehicle markets along with strong productivity gains.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 12, 2010 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for eight consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning aluminum industry growth, aluminum end-market demand or other trend projections, anticipated financial results or operating performance, anticipated achievement of 2010 cash sustainability targets, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Actual results, performance, or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) unfavorable changes in general business and economic conditions, in the global financial markets, or in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine; (c) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar and Euro; (d) increases in energy costs, including electricity, natural gas and fuel oil, or the unavailability or interruption of energy supplies; (e) increases in the costs of other raw materials, including caustic soda or carbon products; (f) Alcoa’s inability to achieve the level of cash generation, cost savings, improvement in profitability and margins, or strengthening of operations anticipated from its cash sustainability, productivity improvement and other initiatives; (g) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations in Brazil; (h) political, economic and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies; (i) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; (j) the outcome of negotiations with, and the business or financial condition of, key customers, suppliers and business partners; (k) changes in tax rates or benefits; and (l) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarter ended March 31, 2010, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30, 2009	March 31, 2010	June 30, 2010
Sales	$4,244	$4,887	$5,187

Cost of goods sold (exclusive of expenses below)	3,966	4,013	4,210
Selling, general administrative, and other expenses	240	239	208
Research and development expenses	38	39	45
Provision for depreciation, depletion, and amortization	317	358	363
Restructuring and other charges	82	187	30
Interest expense	115	118	119
Other (income) expenses, net	(89)	21	(16)

Total costs and expenses	4,669	4,975	4,959

(Loss) income from continuing operations before income taxes	(425)	(88)	228
(Benefit) provision for income taxes	(108)	84	57

(Loss) income from continuing operations	(317)	(172)	171
Loss from discontinued operations	(142)	(7)	(1)

Net (loss) income	(459)	(179)	170

Less: Net (loss) income attributable to noncontrolling interests	(5)	22	34

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(454)	$(201)	$136

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
(Loss) income from continuing operations	$(312)	$(194)	$137
Loss from discontinued operations	(142)	(7)	(1)

Net (loss) income	$(454)	$(201)	$136

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
(Loss) income from continuing operations	$(0.32)	$(0.19)	$0.13
Loss from discontinued operations	(0.15)	(0.01)	—

Net (loss) income	$(0.47)	$(0.20)	$0.13

Diluted:
(Loss) income from continuing operations	$(0.32)	$(0.19)	$0.13
Loss from discontinued operations	(0.15)	(0.01)	—

Net (loss) income	$(0.47)	$(0.20)	$0.13

Average number of shares used to compute:
Basic earnings per common share	974,279,655	1,007,221,162	1,021,064,062
Diluted earnings per common share	974,279,655	1,007,221,162	1,116,861,304

Shipments of aluminum products (metric tons)	1,288,000	1,134,000	1,182,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Six months ended June 30,
	2009	2010
Sales	$8,391	$10,074

Cost of goods sold (exclusive of expenses below)	8,109	8,223
Selling, general administrative, and other expenses	484	447
Research and development expenses	79	84
Provision for depreciation, depletion, and amortization	600	721
Restructuring and other charges	151	217
Interest expense	229	237
Other (income) expenses, net	(59)	5

Total costs and expenses	9,593	9,934

(Loss) income from continuing operations before income taxes	(1,202)	140
(Benefit) provision for income taxes	(415)	141

Loss from continuing operations	(787)	(1)
Loss from discontinued operations	(159)	(8)

Net loss	(946)	(9)

Less: Net income attributable to noncontrolling interests	5	56

NET LOSS ATTRIBUTABLE TO ALCOA	$(951)	$(65)

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Loss from continuing operations	$(792)	$(57)
Loss from discontinued operations	(159)	(8)

Net loss	$(951)	$(65)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Loss from continuing operations	$(0.89)	$(0.06)
Loss from discontinued operations	(0.17)	—

Net loss	$(1.06)	$(0.06)

Diluted:
Loss from continuing operations	$(0.89)	$(0.06)
Loss from discontinued operations	(0.17)	—

Net loss	$(1.06)	$(0.06)

Average number of shares used to compute:
Basic earnings per common share	895,919,914	1,014,138,578
Diluted earnings per common share	895,919,914	1,014,138,578

Common stock outstanding at the end of the period	974,286,776	1,021,204,374

Shipments of aluminum products (metric tons)	2,463,000	2,316,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2009	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,481	$1,344
Receivables from customers, less allowances of $70 in 2009 and $56 in 2010	1,529	1,938
Other receivables	653	273
Inventories	2,328	2,391
Prepaid expenses and other current assets	1,031	876

Total current assets	7,022	6,822

Properties, plants, and equipment	35,525	35,154
Less: accumulated depreciation, depletion, and amortization	15,697	16,016

Properties, plants, and equipment, net	19,828	19,138

Goodwill	5,051	5,032
Investments	1,061	1,079
Deferred income taxes	2,958	2,848
Other noncurrent assets	2,419	2,298
Assets held for sale	133	95

Total assets	$38,472	$37,312

LIABILITIES
Current liabilities:
Short-term borrowings	$176	$134
Commercial paper	—	74
Accounts payable, trade	1,954	1,854
Accrued compensation and retirement costs	925	832
Taxes, including income taxes	345	372
Other current liabilities	1,345	1,125
Long-term debt due within one year	669	1,311

Total current liabilities	5,414	5,702

Long-term debt, less amount due within one year	8,974	8,281
Accrued pension benefits	3,163	2,679
Accrued postretirement benefits	2,696	2,687
Other noncurrent liabilities and deferred credits	2,605	2,207
Liabilities of operations held for sale	60	31

Total liabilities	22,912	21,587

CONVERTIBLE SECURITIES OF SUBSIDIARY	40	—

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,097	1,141
Additional capital	6,608	7,091
Retained earnings	11,020	10,892
Treasury stock, at cost	(4,268)	(4,177)
Accumulated other comprehensive loss	(2,092)	(2,393)

Total Alcoa shareholders’ equity	12,420	12,609

Noncontrolling interests	3,100	3,116

Total equity	15,520	15,725

Total liabilities and equity	$38,472	$37,312

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30,
	2009	2010
CASH FROM OPERATIONS
Net loss	$(946)	$(9)
Adjustments to reconcile net loss to cash from operations:
Depreciation, depletion, and amortization	600	722
Deferred income taxes	(22)	156
Equity loss (income), net of dividends	16	(19)
Restructuring and other charges	151	217
Net gain from investing activities – asset sales	(17)	—
Loss from discontinued operations	159	8
Stock-based compensation	53	50
Excess tax benefits from stock-based payment arrangements	—	(1)
Other	114	81
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease (increase) in receivables	428	(570)
Decrease (increase) in inventories	942	(189)
Decrease in prepaid expenses and other current assets	114	67
(Decrease) increase in accounts payable, trade	(690)	1
(Decrease) in accrued expenses	(280)	(246)
(Decrease) increase in taxes, including income taxes	(479)	190
Pension contributions	(69)	(44)
(Increase) in noncurrent assets	(133)	(4)
Increase in noncurrent liabilities	112	104
Decrease (increase) in net assets held for sale	14	(20)

CASH PROVIDED FROM CONTINUING OPERATIONS	67	494
CASH (USED FOR) PROVIDED FROM DISCONTINUED OPERATIONS	(10)	5

CASH PROVIDED FROM OPERATIONS	57	499

FINANCING ACTIVITIES
Net change in short-term borrowings	189	(41)
Net change in commercial paper	(1,435)	74
Additions to long-term debt	905	83
Debt issuance costs	(17)	—
Payments on long-term debt	(23)	(123)
Proceeds from exercise of employee stock options	—	7
Excess tax benefits from stock-based payment arrangements	—	1
Issuance of common stock	876	—
Dividends paid to shareholders	(168)	(63)
Distributions to noncontrolling interests	(79)	(113)
Contributions from noncontrolling interests	253	64
Acquisitions of noncontrolling interests	—	(66)

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	501	(177)

INVESTING ACTIVITIES
Capital expenditures	(884)	(434)
Capital expenditures of discontinued operations	(5)	—
Acquisitions, net of cash acquired (a)	15	5
Proceeds from the sale of assets and businesses (b)	(78)	(11)
Additions to investments (c)	4	(159)
Sales of investments	506	138
Net change in short-term investments and restricted cash	(50)	7
Other	(5)	—

CASH USED FOR INVESTING ACTIVITIES	(497)	(454)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	28	(5)

Net change in cash and cash equivalents	89	(137)
Cash and cash equivalents at beginning of year	762	1,481

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$851	$1,344

(a)	Acquisitions, net of cash acquired for the six months ended June 30, 2010 was a cash inflow as this line item includes cash received as a result of post-closing adjustments related to the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009. Acquisitions, net of cash acquired for the six months ended June 30, 2009 was a cash inflow as this line item includes cash acquired in the exchange of Alcoa’s 45.45% stake in the Sapa AB joint venture for Orkla ASA’s 50% stake in the Elkem Aluminium ANS joint venture, which was completed on March 31, 2009.

(b)	Proceeds from the sale of assets and businesses for the six months ended June 30, 2010 was a cash outflow as this line item includes cash paid to settle former customer contracts of the divested Electrical and Electronic Solutions and Automotive Castings businesses. Proceeds from the sale of assets and businesses for the six months ended June 30, 2009 was a cash outflow as this line item includes cash paid to Platinum Equity related to the divestiture of the Electrical and Electronic Solutions’ wire harness and electrical distribution business, which was completed on June 15, 2009 with an effective date of June 1, 2009.
(c)	Additions to investments for the six months ended June 30, 2009 was a cash inflow as this line item includes the return of a portion of the contributions made in prior periods related to one of Alcoa Alumínio’s hydroelectric power projects. All contributions related to this project were originally presented as cash outflows in Additions to investments in the appropriate periods.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q09	2Q09	3Q09	4Q09	2009	1Q10	2Q10
Alumina:
Alumina production (kmt)	3,445	3,309	3,614	3,897	14,265	3,866	3,890
Third-party alumina shipments (kmt)	1,737	2,011	2,191	2,716	8,655	2,126	2,264
Third-party sales	$430	$441	$530	$760	$2,161	$638	$701
Intersegment sales	$384	$306	$432	$412	$1,534	$591	$530
Equity income	$2	$1	$2	$3	$8	$2	$4
Depreciation, depletion, and amortization	$55	$67	$81	$89	$292	$92	$107
Income taxes	$(1)	$(21)	$13	$(13)	$(22)	$27	$41
After-tax operating income (ATOI)	$35	$(7)	$65	$19	$112	$72	$94

Primary Metals:
Aluminum production (kmt)	880	906	881	897	3,564	889	893
Third-party aluminum shipments (kmt)	683	779	698	878	3,038	695	699
Alcoa’s average realized price per metric ton of aluminum	$1,567	$1,667	$1,972	$2,155	$1,856	$2,331	$2,309
Third-party sales	$844	$1,146	$1,362	$1,900	$5,252	$1,702	$1,710
Intersegment sales	$393	$349	$537	$557	$1,836	$623	$693
Equity (loss) income	$(30)	$4	$—	$—	$(26)	$—	$1
Depreciation, depletion, and amortization	$122	$139	$143	$156	$560	$147	$142
Income taxes	$(147)	$(119)	$(52)	$(47)	$(365)	$18	$—
ATOI	$(212)	$(178)	$(8)	$(214)	$(612)	$123	$109

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	442	448	476	465	1,831	379	420
Third-party sales	$1,510	$1,427	$1,529	$1,603	$6,069	$1,435	$1,574
Intersegment sales	$26	$23	$34	$30	$113	$46	$40
Depreciation, depletion, and amortization	$52	$55	$60	$60	$227	$59	$57
Income taxes	$—	$(1)	$17	$32	$48	$18	$28
ATOI	$(61)	$(35)	$10	$37	$(49)	$30	$71

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	41	50	43	46	180	46	50
Third-party sales	$1,270	$1,194	$1,128	$1,097	$4,689	$1,074	$1,122
Equity income	$—	$—	$1	$1	$2	$1	$—
Depreciation, depletion, and amortization	$40	$46	$41	$50	$177	$41	$38
Income taxes	$46	$40	$33	$20	$139	$31	$48
ATOI	$95	$88	$75	$57	$315	$81	$107

Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$(143)	$(132)	$142	$(101)	$(234)	$306	$381
Unallocated amounts (net of tax):
Impact of LIFO	29	39	80	87	235	(14)	(3)
Interest income	1	8	(1)	4	12	3	3
Interest expense	(74)	(75)	(78)	(79)	(306)	(77)	(77)
Noncontrolling interests	(10)	5	(47)	(9)	(61)	(22)	(34)
Corporate expense	(71)	(70)	(71)	(92)	(304)	(67)	(59)
Restructuring and other charges	(46)	(56)	(3)	(50)	(155)	(122)	(21)
Discontinued operations	(17)	(142)	4	(11)	(166)	(7)	(1)
Other	(166)	(31)	51	(26)	(172)	(201)	(53)

Consolidated net (loss) income attributable to Alcoa	$(497)	$(454)	$77	$(277)	$(1,151)	$(201)	$136

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Quarter ended June 30, 2010
Earnings before interest, taxes, depreciation, and amortization (EBITDA) Margin

Net income attributable to Alcoa	$136

Add:
Net income attributable to noncontrolling interests	34
Loss from discontinued operations	1
Provision for income taxes	57
Other income, net	(16)
Interest expense	119
Restructuring and other charges	30
Provision for depreciation, depletion, and amortization	363

EBITDA	$724

Sales	$5,187

EBITDA/Sales (EBITDA Margin)	14%

Alcoa’s definition of EBITDA is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The EBITDA presented may not be comparable to similarly titled measures of other companies.

Quarter ended June 30, 2010
Free Cash Flow

Cash provided from operations	$300

Capital expenditures	(213)

Free cash flow	$87

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.